Exhibit 99.1

    Sharps Compliance Corp. Announces First Quarter Fiscal Year 2007 Results

         Company Reports Record Quarterly Revenues and Operating Income

    HOUSTON--(BUSINESS WIRE)--Oct. 23, 2006--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced its operating results for the three-months ended September 30, 2006.

    Financial Results

    For the three-months ended September 30, 2006, the Company generated record quarterly revenues of $3.0 million versus $2.7 million for the three months ended September 30, 2005, an increase of 12%. The increase in the first quarter revenues was a result of increased billings in virtually all of the Company's markets and led by significant growth in billings in the Retail market. The increase in the Retail market billings was driven by the strong sales of the Company's Sharps Disposal By Mail System(R) products to retail pharmacies and grocery stores to support the proper disposal of syringes used to administer flu shots and other inoculations. The increase in the billings in the Company's other markets are a result of the Company's direct sales and marketing efforts and increased awareness of the proper disposal of medical sharps.

    The Company generated a gross margin of 43% for the three-months ended September 30, 2006 versus a gross margin of 41% for the corresponding quarter of the prior fiscal year.

    The Company reported operating income of $0.3 million for the quarter ended September 30, 2006 versus operating income for the quarter ended September 30, 2005 of $0.2 million.

    Business Developments

    Retail Market

    The Company reported billings of approximately $630,000 in its Retail market during the quarter ended September 30, 2006. As noted above, these billings were driven by sales of Company's Sharps Disposal By Mail System(R) products to retail pharmacies and grocery stores to support the proper disposal of syringes used to administer flu shot and other inoculations. The first quarter fiscal year 2007 billings in the Retail market represent an increase of 66% over the prior fiscal year quarter billings in this market.

    Residential Market

    The Company's Sharps Disposal By Mail System(R) has been implemented as an integral part of the municipal waste programs of sixteen (16) cities to date. The Company is in various stages of marketing and implementation with fifteen (15) additional municipalities and counties that have expressed interest in similar programs. We believe the increase in activity in the residential market is directly attributed to the new California legislation (SB
1305) mandating proper disposal of home-generated sharps. Municipal programs are designed to eliminate needles, syringes and lancets from the public waste stream and assist self-injecting residents with proper disposal. There are an estimated 3 billion syringes disposed outside of the healthcare setting each year.

    Regulatory Developments

    California Senate Bill 1305

    In July 2006, the Company announced the passage of California Senate Bill 1305, an amendment to The Medical Waste Management Act. The new law requires the proper disposal of home-generated sharps waste (syringes, needles, lancets, etc.) and acknowledges mail-back programs as one of the most convenient alternatives for the collection and destruction of home-generated sharps.

    Effective January 1, 2007 (with enforcement beginning September 1,
2008), SB 1305 addresses the need to meet the changing demands of healthcare provided in alternate sights that currently allows hundreds of millions of home-generated sharps waste to be disposed in solid waste and recycling containers. The new law is designed to ensure appropriate disposal of sharps waste necessary to protect the general public and workers from potential exposure to contagious diseases and health and safety risks.

    Massachusetts Senate Bill 2569

    In July 2006, The Massachusetts Legislature enacted Senate Bill 2569 which requires the Massachusetts department of public health, in conjunction with other relevant state and local agencies and government departments, to design, establish and implement a program for the collection and disposal of non-commercially generated, spent hypodermic needles and lancets. Recommended disposal methods include mail-back products approved by the U.S. Postal Service such as the Sharps Disposal By Mail Systems(R). The Massachusetts legislation addresses the need for proper disposal of used syringes, needles and lancets outside of the traditional healthcare setting.

    Corporate Developments

    The Company's 2006 Annual Meeting of Stockholders will be held on Thursday, November 9, 2006 at 10:00 am in the Great Room of the Hotel Derek in Houston, Texas. Stockholders as of the September 21, 2006 record date will be asked to vote on the election of six (6) directors and such other business that may properly be presented at the Annual Meeting.

    Comments

    Regarding the first quarter results, Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp. stated, "We achieved our record first quarter operating results through strong sales in all of our key markets led by continued expansion in our Retail segment. Over the past few years we have developed successful business relationships with numerous immunizing pharmacies that have resulted in significant sales for the Company. Industry data shows that the immunizing pharmacy market is expected to continue to grow significantly. We believe Sharps is very well positioned to take advantage of this growth by providing the immunizing pharmacies with an efficient and cost effective method of disposing of used syringes."

    "We continue to be very optimistic about fiscal year 2007 and our growth opportunities in the many markets we serve. We believe our near-term revenue expansion opportunities will focus on sales in the majority of our key markets including pharmaceutical manufacturer."

    Kunik added, "The positive operating results continue to strengthen the Company's balance sheet with higher cash, working capital, asset and stockholders' equity balances. This financial strength provides the Company greater flexibility in executing its business plan and investing in markets with significant sales opportunities."

    Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

    Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.

    Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.

    The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

    (Financial Highlights Follow)



               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                            Three Months Ended
                                               September 30,
                                     ---------------------------------
                                          2006             2005
                                       (Unaudited)      (Unaudited)
                                     ---------------- ----------------

REVENUES                                  $2,990,884       $2,660,112

COSTS AND EXPENSES:
  Cost of revenues                         1,693,588        1,560,919
  Selling, general and
   administrative                            954,422          894,524
  Depreciation and amortization               44,212           32,863
                                     ---------------- ----------------

Operating income                             298,662          171,806

INTEREST (EXPENSE) INCOME, net                 1,640           (1,769)
                                     ---------------- ----------------

Net Income before income taxes               300,302          170,037

Income taxes                                  (8,714)          (5,505)
                                     ---------------- ----------------

       Net income                           $291,588         $164,532
                                     ================ ================

BASIC AND DILUTED NET INCOME PER
 SHARE                                         $0.03            $0.02
                                     ================ ================

SHARES USED IN NET INCOME PER SHARE
       BASIC                              10,562,723       10,547,311
                                     ================ ================
       DILUTED                            10,991,339       10,732,740
                                     ================ ================




               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS

                                          September 30,    June 30,
                                               2006          2006
                                           (Unaudited)
                                          -------------- -------------

Assets
 Current assets:
   Cash and cash equivalents                   $354,463      $296,959
   Restricted cash                               10,010        10,010
   Accounts receivable, net                   1,211,731       935,283
   Inventory                                    400,508       325,688
   Prepaid and other assets                     130,189        88,348
                                          -------------- -------------
             Total current assets             2,106,901     1,656,288
 Property and equipment, net                    466,850       473,387
 Intangible assets, net                          66,029        60,427
                                          -------------- -------------

             Total assets                    $2,639,780    $2,190,102
                                          ============== =============

Liabilities and Stockholders' Equity
 Current liabilities:
   Accounts payable                            $503,086      $526,582
   Accrued liabilities                          322,035       262,219
   Current portion of deferred revenue          913,289       826,764
   Current maturities of capital lease
    obligations                                  28,265        40,260
                                          -------------- -------------
             Total current liabilities        1,766,675     1,655,825
 Long-term deferred revenue                     241,552       211,568
 Obligations under capital leases, net of
  current
maturities                                          465         1,809
 Other                                           69,750        69,000
                                          -------------- -------------
             Total liabilities                2,078,442     1,938,202
 Stockholders' Equity:
             Total Stockholders' Equity         561,338       251,900
                                          -------------- -------------
             Total Liabilities and
              Stockholders' Equity           $2,639,780    $2,190,102
                                          ============== =============

    CONTACT: Sharps Compliance Corp., Houston
             David P. Tusa, 713-660-3514
             dtusa@sharpsinc.com
             www.sharpsinc.com